Exhibit 3.2

CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
DYNABAZAAR, INC.

The undersigned corporation, in order to amend its Amended and Restated Certificate of Incorporation, as filed with the Secretary of State of Delaware on March 17, 2000, as amended (the “Certificate”), hereby certifies as follows:

FIRST:    The name of the Corporation is Dynabazaar, Inc. (the “Corporation”).

SECOND:   The Corporation hereby amends its Certificate as follows:

     Article I of the Certificate is hereby amended and restated to read in its entirety as follows:

     “The name of the Corporation is Sielox, Inc.”

       The first paragraph of Section 3 of Article VI of the Certificate is hereby amended and restated to read in its entirety as follows:

       “3.    Number of Directors; Term of Office.  The number of Directors of the Corporation shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board of Directors.  The Directors elected shall hold office until their successors are duly elected and qualified or until their earlier resignation or removal.”

THIRD:       The amendments of the Certificate herein certified have been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

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IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 31st of July, 2007.

                                By: /s/ Melvyn Brunt
Name:  Melvyn Brunt
Title:  Chief Financial Officer